Exhibit 1.1

ARTICLES OF INCORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1    (Corporate Name)

The name of this bank shall be “Chusik Hoesa Kookmin Bank” (the “Bank”).

Article 2    (Objective)

The objective of the Bank shall be to engage in the following business activities:

(1)	The banking business as prescribed by the Bank Act; and
(2)	The other business permitted by the Bank Act or other Korean laws.

Article 3    (Financial Support)

(1)	Pursuant to Article 2 (1), the Bank shall exert its efforts to improve the financial status of citizens and small and medium sized companies of Korea by providing them with financial facilities.

(2)	The Won currency loans (including housing loans) provided to the citizens and small and medium sized companies of Korea pursuant to Paragraph (1) above shall not be less than 60/100 of the total amount of Won currency loans provided by the Bank.

(3)	The small and medium sized companies referred to in Paragraph (1) above shall be those defined under the Basic Act on Small and Medium Enterprises.

Article 4    (Location of Head Office and Establishment of Branches)

(1)	The Bank shall have its head office in Seoul.

(2)	The Bank may establish branches, liaison offices, representative offices or subsidiaries within or outside Korea, as it deems necessary.

Article 5    (Method of Public Notices)

Public notices of the Bank shall be made in the Korea Daily News, a daily newspaper published in Seoul. However, if the Korea Daily News is not available due to circumstance beyond the Bank’s control, the public notices of the Bank shall be given in the Dong-a Ilbo.

CHAPTER II

SHARES OF STOCK

Article 6    (Total Number of Authorized Shares)

The total number of shares to be issued by the Bank shall be 1,000,000,000 shares.

Article 7    (Par Value per Share)

The par value per share to be issued by the Bank shall be five thousand (5,000) Won.

Article 8    (Number of Shares Issued at the Time of Incorporation)

The total number of shares issued at the time of incorporation of the Bank shall be 299,697,462 shares of common stock.

Article 9    (Kind of Shares and Types of Share Certificates)

(1)	The shares to be issued by the Bank shall be common shares in registered form and preferred shares in registered form. The shares shall be issued by resolution of the Board of Directors.

(2)	The share certificates of the Bank shall be issued in the following eight (8)

denominations: one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000) and ten thousand (10,000) shares.

(3)	The Bank may split or consolidate share certificates at the request of shareholders.

(4)	The Bank shall not issue share certificates of whole or part of shares owned by a shareholder if such shareholder does not desire to receive share certificates corresponding to such shares.

Article 10    (Number and Description of Preferred Shares)

(1)	Preferred shares to be issued by the Bank shall be non-voting, and the number thereof shall not exceed one half (1/2) of the total number of issued and outstanding shares.

(2)	The dividends on non-voting preferred shares shall be no less than one percent (1%) per annum of the par value and the rate thereof shall be determined by the Board of Directors at the time of issuance.

(3)	Preferred shares to be issued by the Bank may be participating or non- participating and accumulating or non- accumulating by the resolution of the Board of Directors.

(4)	If a resolution not to distribute dividends on preferred shares is adopted, then the preferred shares shall be deemed to have voting rights from the next General Meeting of Shareholders immediately following the General Meeting of Shareholders at which such resolution not to distribute dividends on preferred shares is adopted to the end of the general meeting of the shareholders at which a resolution to distribute dividends on such preferred shares is adopted.

(5)	In case the Bank issues new shares by rights offerings or bonus issuance, then the type and content of new shares issued with respect to the preferred shares shall be determined by resolution of the Board of Directors.

(6)	Whether or not to specify the duration of preferred shares shall be determined by resolution of the Board of Directors. If there is any duration of preferred shares, such duration shall be no less than 1 year and no more than 10 years from the date of issuance, and such duration period shall be determined by the Board of

Directors at the time of issuance. Preferred shares shall be converted into the common shares upon the expiration of the duration period. However, if the holders of the preferred shares do not receive dividends entitled to them during the duration period, then the duration period shall be extended until such holders receive dividends entitled to them in full. In such a case, Article 14 shall apply mutatis mutandis with respect to the distribution of dividends for new shares issued upon conversion.

Article 11    (Preemptive Rights)

(1)	The shareholders of the Bank shall have pre-emptive rights to subscribe for new shares to be issued by the Bank in proportion to their respective shareholdings.

(2)	Notwithstanding the provision of Paragraph (1) above, the Bank may allocate new shares to persons other than existing shareholders of the Bank, in any of the following instances:

1.	If the Bank offers new shares or causes underwriters to underwrite new shares in accordance with the provisions of the Securities Exchange Act (the “SEA”);

2.	If the Bank issues new shares for its capital increase through a public offering, which has been authorized pursuant to resolution by the Board of Directors of the Bank in accordance with the provisions of the SEA;

3.	If the Bank preferentially allocates new shares to members of the Employee Stock Ownership Association in accordance with the provisions of the SEA;

4.	If the Bank issues new shares upon the exercise of stock options in accordance with the provisions of the SEA;

5.	If the Bank issues new shares for the issuance of depositary receipts (“DR”) in accordance with the provisions of the SEA;

6.	If the Bank issues new shares for the purpose of soliciting foreign or domestic investment pursuant to the relevant laws, where such investment is deemed to be necessary for the management or operations of the Bank;

7.	If the Bank preferentially allocates new shares to a third party who has provided money, loan, advanced financial technology or know-how to the Bank, who has been in close business cooperative relation with the Bank, or who has contributed to the management of the Bank; or

8.	If the Bank issues new shares due to the capital contribution by the Korean government or Korea Deposit Insurance Corporation.

(3)	In the case a shareholder waives or loses the pre-emptive right to subscribe new shares, those shares not subscribed due to such waiver or loss of the pre-emptive right shall be disposed by a resolution of the Board of Directors. If fractional shares result from the allocation of new shares, such shares shall also be disposed of by a resolution of the Board of Directors.

Article 12    (Capital Increase by General Public Offering, etc.)

(1)	The Bank may issue new shares for its capital increase through a general public offering, to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Bank, pursuant to a resolution of the Board of Directors in accordance with the provisions of the SEA.

(2)	The Bank may issue new shares for the purpose of soliciting foreign or domestic investment pursuant to the relevant laws, to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Bank, by a resolution of the Board of Directors, where such investment is deemed to be necessary for the management or operations of the Bank.

(3)	In case of issuance of new shares pursuant to Paragraphs (1) and (2) above, the type and total number of shares to be issued and the issue price shall be determined by a resolution of the Board of Directors; provided that, the issue price shall be no less than the price determined in the provisions of the Enforcement Decree of the SEA.

Article 13    (Stock Options)

(1)	The Bank may grant stock options to its officers and employees pursuant to the provisions of the SEA, by a special resolution of the General Meeting of Shareholders, to the extent not exceeding 15/100 of the total number of issued and outstanding shares of the Bank; provided that the Bank may grant stock options by a resolution of the Board of Directors, to the extent not exceeding one percent (1%) of the total number of issued and outstanding shares, in case of such the bank must obtain the approval of shareholders at the nearest forthcoming General Meeting of Shareholders.

(2)	The persons who are entitled to receive such stock options shall be officers and employees of the Bank who have contributed, or are capable of contributing, to the management or technical innovation of the Bank, except for officers or employees in any of the following cases:

1.	The Largest Shareholder (as defined in the SEA) of the Bank and Specially Related Persons thereof, except for such persons who have been regarded as Specially Related Persons by becoming officers of the Bank;

2.	Major Shareholders (as defined in the SEA) of the Bank, and Specially Related Persons thereof, except for such persons who have been regarded as Specially Related Persons by becoming officers of the Bank; and

3.	The persons who become the Major Shareholders (as defined in the SEA) of the Bank by the exercise of their stock options.

(3)	The shares to be issued upon the exercise of stock options shall be common shares or preferred shares, both of which shall be in registered form.

(4)	The total number of shares to be given to one (1) officer or employee pursuant to the stock option shall not exceed 1/100 of the total number of shares issued and outstanding.

(5)	The exercise price per share for the stock option shall be determined in accordance with the relevant laws, such as the SEA, etc. This shall also apply to the case of adjustment of exercise price.

(6)	Stock options may be exercised within seven (7) years commencing from three (3) years after the date of the General Meeting of Shareholders at which a resolution to grant such stock options was adopted.

(7)	A stock option is exercisable by a person who has served for the Bank two (2) years or more from the date of the General Meeting of Shareholders at which a resolution to grant such stock option was adopted. If the grantee’s continuous service terminates by reason of the grantee’s death, attainment of mandatory retirement age or for reasons other than by the fault of the grantee within two (2) years from the said date of resolution, the option may be exercisable within the exercise period.

(8)	In the case of granting the stock options to the managements, the bank must impose the condition of achievement of detailed performance for the exercise of stock options, and may postpone or cancel the exercise of stock options if such condition is not satisfied.

(9)	In the following instances, the Bank may, by a resolution of the Board of Directors, cancel the stock options granted to an officer or an employee:

1.	When the relevant officer or employee voluntarily resigns or retires from his or her position at the Bank after receiving the stock option;

2.	When the relevant officer or employee inflicts material damage or losses on the Bank due to the willful misconduct or negligence of such person;

3.	When the Bank cannot respond to the exercise of stock options due to its bankruptcy, dissolution, etc.; or

4.	When an Officer and/or an employee who had been granted stock options receives the dismissal advise of FSC or is dismissed by reprimand request of Governor of FSS

5.	When there occurs any other event for cancellation of the stock option pursuant to the stock option agreement.

Article 14    (Issuance Date of New Shares for the Purpose of Dividends)

In case the Bank issues new shares through a rights offering, bonus issuance and/or stock dividend, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the new shares are issued for purpose of distribution of dividends for such new shares.

Article 15    (Alterations to the Registry of Shareholders, etc.)

The alterations in the registry of shareholders, registration of the creation and cancellation of pledges over shares, indication of trust assets and cancellation thereof with respect to shares,

issuance of share certificates, receipt of reports and other related activities shall be conducted as determined by the President.

Article 16    (Report of Addresses, Names and Seals or Signatures of Shareholders and Others)

(1)	Shareholders and registered pledgees shall file their names, addresses or seals with the Bank.

(2)	Shareholders and registered pledgees who reside in a foreign country should report to the Bank appointed agents and the addresses in Korea to which notices are to be sent.

(3)	The same shall apply in case of any changes in the matters referred to in Paragraphs (1) and (2) above.

Article 17    (Close of Shareholders’ Registry and Record Date)

(1)	The Bank shall suspend entries of alteration of the shareholders’ registry from the 1st to the 31st of January of each year.

(2)	The shareholders registered in the shareholders’ registry as of December 31 of each fiscal year shall be entitled to exercise the rights as shareholders at the Ordinary General Meeting of Shareholders convened for such fiscal year.

(3)	The Bank may, if necessary for convening of an Extraordinary General Meeting of Shareholders or any other necessary cases, suspend any entry into the shareholders’ registry with respect to shareholders’ rights for a period not exceeding three (3) months as determined by a resolution of the Board of Directors, or cause the shareholders whose names appear in the shareholders’ registry on a record date set by a resolution of the Board of Directors to exercise their rights as shareholders. If the Board of Directors deems it necessary, the Bank may suspend any entry into the shareholders’ registry and set the record date at the same time. The Bank shall give at least two (2) weeks prior notice to the public.

CHAPTER III

BONDS

Article 18    (Issuance of Convertible Bonds)

(1)	The Bank may issue to persons other than existing shareholders of the Bank convertible bonds to the extent that the total face value of the bonds shall not exceed 2,500 billion Won.

(2)	The Board of Directors may determine that the convertible bonds referred to in Paragraph (1) may be issued on the condition that conversion rights will be attached to only a portion of the convertible bonds.

(3)	The shares to be issued upon conversion shall be common shares and preferred shares. The conversion price, which shall be equal to or more than the face value of the shares, shall be determined by the Board of Directors at the time of issuance of convertible bonds.

(4)	The conversion period shall commence on the date following three (3) months from the issue date of the convertible bonds and end on the date immediately preceding the redemption date thereof. However, the conversion period may be adjusted within the above period by a resolution of the Board of Directors.

(5)	For the purpose of any distribution of dividends on the shares issued upon conversion and any payment of accrued interest on the convertible bonds, Article 14 hereof shall apply mutatis mutandis.

Article 19    (Bonds with Warrants)

(1)	The Bank may issue to persons other than existing shareholders of the Bank bonds with warrants to the extent that the total face value of the bonds shall not exceed 500 billion Won.

(2)	The amount of new shares which can be subscribed for by the holders of the bonds with warrants shall be determined by the Board of Directors to the extent that the maximum amount of such new shares shall not exceed the face value of the bonds with warrants.

(3)	The shares to be issued upon exercise of warrants shall be common shares and preferred shares. The issue price, which shall be equal to or more than the face value of the shares, shall be determined by the Board of Directors at the time of issuance of bonds with warrants.

(4)	The warrant exercise period shall commence on the date following three (3) months from the issue date of the relevant bonds and end on the date immediately preceding the redemption date thereof. However, the warrant period may be adjusted within the above period by resolution of the Board of Directors.

(5)	For the purpose of any distribution of dividends on the shares issued upon exercise of warrants, Article 14 hereof shall apply mutatis mutandis.

Article 20    (Applicable Provisions for the Issuance of Bonds)

The provisions of Articles 15 and 16 hereof shall be applicable to the issuance of bonds.

CHAPTER IV

GENERAL MEETINGS OF SHAREHOLDERS

Article 21    (Convening of General Meetings of Shareholders)

(1)	General Meetings of Shareholders of the Bank shall be of two types: (i) Ordinary and (ii) Extraordinary.

(2)	The Ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year and the Extraordinary General Meeting of Shareholders may be convened whenever deemed to be necessary.

Article 22    (Authority to Convene)

(1)	The President shall convene the General Meeting of Shareholders in accordance with a resolution by the Board of Directors, unless otherwise prescribed by other laws and ordinances.

(2)	If the President is unable to perform his/her duties, Article 38 (2) shall apply mutatis mutandis.

Article 23    (Personal or Public Notices for Convening)

(1)	Written notice of the General Meeting of Shareholders of the Bank shall state the date, time, place of the Meeting, the purposes for which the Meeting has been called, and other matters set forth in the relevant laws. The written notice shall be sent to all shareholders at least two (2) weeks prior to the date set for such Meeting.

(2)	The written notice of a General Meeting of Shareholders to be given to shareholders holding one-hundredth (1/100) or less of the total issued and outstanding voting shares may be substituted by giving public notice of the convening of the General Meeting of Shareholders in the Korea Daily News and the Dong-a Ilbo, which are published in the city of Seoul and at least two (2) notices are made in the said publications two (2) weeks prior to the date set for such Meeting; provided that, if the Korea Daily News and the Dong-a Ilbo are not available due to circumstances beyond the Bank’s control, the public notices shall be given in the Chosun Ilbo and the Jooang Ilbo.

Article 24    (Place of Meeting)

The General Meeting of Shareholders shall be held in the city where the head office is located or any other places adjacent thereto as required.

Article 25    (Chairman of the General Meeting of Shareholders)

(1)	The President shall be the Chairman of the General Meeting of Shareholders.

(2)	In the absence of the President, Article 38 (2) shall be applied.

Article 26    (Chairman’s Authority to Maintain Order)

(1)	The Chairman of the General Meeting of Shareholders may order persons who purposely speaks or acts in a manner to prevent or disrupt the deliberations of the General Meeting of Shareholders or who disturb the public order of the General

Meeting of Shareholders to stop or retract his/her remarks or to leave the place of meeting.

(2)	The Chairman of the General Meeting of Shareholders may restrict the length and frequency of the speech of shareholders if it is necessary for the smooth deliberations of the General Meeting of Shareholders.

Article 27    (Voting Rights)

Each shareholder shall have one (1) vote for each share he/she owns.

Article 28    (Limitation to Voting Rights of Cross-Held Shares)

If the Bank or any of its subsidiaries (as defined in the Korean Commercial Code), alone or in aggregate, hold shares exceeding one tenth (1/10) of the total number of issued and outstanding shares of another company, the shares of the Bank held by such other company shall not have voting rights.

Article 29    (Split Voting)

(1)	If any shareholder who holds two (2) or more votes wishes to split his/her votes, he/she shall notify in writing the Bank of such intent and the reasons therefor no later than three (3) days before the date set for the General Meeting of Shareholders.

(2)	The Bank may refuse to allow the shareholder to split his/her votes unless the shareholder acquired the shares in trust or otherwise holds the shares for and on behalf of some other person.

Article 30    (Voting by Proxy)

(1)	A shareholder may designate another shareholder as a proxy to exercise his/her voting rights.

(2)	In the case of Paragraph (1) above, the proxy holder shall file with the Bank the documents (power of attorney) evidencing the authority to act as a proxy before the General Meeting of Shareholders.

Article 31    (Exercise of Voting Right in Writing)

(1)	If the method of written resolution at the General Meeting of Shareholders is adopted by resolution of the Board of Directors, at which the convening of the General Meeting of Shareholders is determined, the shareholders may exercise their voting rights in writing without attending the meeting.

(2)	In case of Paragraph (1), the Bank shall send the documents and references necessary for exercise of voting rights, together with the convening notice.

(3)	If a shareholder intends to exercise his/her voting rights in writing, the shareholder shall fill in and submit to the Bank the documents referred to in Paragraph (2) one day before the date set for the General Meeting of Shareholders.

Article 32    (Method of Resolution of the General Meeting of Shareholders)

Except as otherwise provided in the applicable laws and regulations, all resolutions of the General Meeting of Shareholders shall be adopted by the affirmative vote of a majority of the shareholders present; provided that such votes shall, in any event, represent not less than one fourth (1/4) of the total number of issued and outstanding shares.

Article 33    (Minutes of the General Meetings of Shareholders)

The substance of the course of the proceedings of the General Meeting of Shareholders and the results thereof shall be recorded in the minutes and shall be preserved at the head office and branches of the Bank, after being affixed with the names and seal impressions or signatures of the Chairman and the Directors present.

CHAPTER V

OFFICERS AND BOARD OF DIRECTORS

Article 34    (Directors)

(1)	The Bank shall have not more than thirty (30) Directors.

(2)	The Directors shall be the Standing Directors and the Non-Executive Directors, and the number of the Standing Directors shall be less than 50/100 of the total number of Directors; provided that, if the number of Non-Executive Directors does not satisfy the requirement referred to herein due to the death or resignation of Non-Executive Directors or any other reason, the Non-Executive Directors shall be elected to fill the vacancy at the first Meeting of Shareholders to be held after such occurrence so as to cause the number of Non-Executive Directors to be such prescribed number.

(3)	The Bank shall have one (1) President and several Vice Presidents in charge from among the Standing Directors.

Article 35    (Election of Director)

(1)	The Standing Directors and Non-Executive Directors shall be elected at the General Meeting of Shareholders, wherein a separate resolution pertaining to the election shall be made. Non-Executive Directors shall be those who recommended by the Non-Executive Director Nomination Committee of Article 22 of the Bank Act

(2)	A resolution for the election of the Directors shall be adopted by the affirmative vote of a majority of the shareholders present; provided that such votes shall, in any event, represent not less than one fourth (1/4) of the total number of issued and outstanding shares.

Article 36    (Term of Director)

(1)	The term of office of the Director shall be as follows. However, if the term of office expires after the end of a fiscal year but before the Ordinary General Meeting of Shareholders convened in respect of such fiscal year, the term of office shall be extended up to the close of such General Meeting of Shareholders.

1.	Standing Director: 3 years
2.	Non-Executive Director: 1 year

(2)	Unless otherwise prescribed by General Meeting of Shareholders, the term of office of the Director shall commence from the date of appointment.

Article 37    (Appointment of President, et al.)

(1)	The Bank may appoint the President and the Vice Presidents in charge, by resolution of the Board of Directors; provided that, the President shall be the person recommended by the Candidate Recommendation Committee of Article 24 of the Bank Act.

(2)	The Bank shall appoint the Chairman of the Board of Directors by resolution of the Board of Directors.

Article 38    (Duties of Directors)

(1)	The President shall represent the Bank and shall oversee the business operation of the Bank.

(2)	The Vice Presidents in charge shall assist the President and perform their respective duties as may be delegated to them by the Board of Directors. In the absence of the President, the Vice Presidents in charge shall take his or her place as the President in accordance with their order of priority as determined by the Board of Directors.

Article 39    (Non-Executive Director’s Obligation to Perform Duties Faithfully)

The Non-Executive Directors shall attend the meeting of the Board of Directors at the specified date and shall perform their respective duties faithfully. During his/her service period and after his/her retirement, the Non-Executive Directors shall not disclose the trade secret of the Bank obtained in course of his/her performance of duties.

Article 40    (Director’s Duty to Report)

If any Director finds any facts which may cause substantial losses to the Bank, such Director shall promptly report to the Audit Committee thereof.

Article 41    (Composition and Convening of the Meeting of Board of Directors)

(1)	The Board of Directors shall consist of Directors and shall resolve each following matter:

1.	matters relating to business objectives and performance evaluation;

2.	matters relating to amendments of the Articles of Incorporation;
3.	matters relating to budget and accounting including salaries of directors and employees;
4.	matters relating to major organizational changes such as dissolution, business transfer and merger;
5.	matters relating to internal control standards; or
6.	other matters determined by law and the Board of Directors regulations

(2)	The Meeting of the Board of Directors shall be convened by giving notice to each Director at least three (3) days prior to the scheduled date of such Meeting. However, the said procedures may be omitted in urgent cases or with the consent thereon of all Directors.

(3)	The Meeting of the Board of Directors shall be convened at least once per fiscal quarter.

(4)	The Bank shall report the results of management for each quarter to the Ordinary Meeting of the Board of Directors.

(5)	The Bank shall have the Management Executive Committee to carry out the matters delegated by the Board of Directors, and matters regarding the operation of the Management Executive Committee shall be determined by the Board of Directors.

(6)	The President is authorized to determine the matters regarding the appointment or dismissal of manager and establishment, movement or removal of branch.

(7)	Matters to be deliberated and resolved by the Board of Directors, and other matters regarding the convening and operation of the Board of Directors shall be determined in accordance with the “Regulations of the Board of Directors” adopted by the resolution of the Board of Directors.

Article 42    (Method of Resolution)

(1)	The quorum for the Board of Directors shall be the presence of at least more than one half (1/2) of the Directors, and all resolutions of the Board of Directors shall require the affirmative votes of a majority of the Directors present at the meeting of the Board of Directors; provided that amendment of the Articles of Incorporation, appointment of officers and other matters requiring the resolution of General Meeting of Shareholders shall be adopted by the affirmative vote of a majority of the Directors in office.

(2)	The Board meetings may be held by means of a video conference or other similar arrangement whereby all or part of the Directors may participate in the meeting and vote on matters at the same time. In such case, a Director participating in the meeting by such arrangement shall be considered present at the meeting.

(3)	Any Director who has a particular interest in the matters to be resolved at the Meeting of the Board of Directors shall not be entitled to vote at such Meeting.

Article 43    (Minutes of the Meeting of Board of Directors)

(1)	The proceedings of a Board meeting shall be recorded in the minutes.

(2)	The agenda, proceedings, resolutions, dissenting director (if any) and his/her reasons for dissenting of a Board meeting shall be recorded in the minutes which the names and seals of the Directors present at the meeting shall be affixed.

Article 44    (Committees)

(1)	The Bank may establish committees, such as an Operation Committee of the Board of Directors, a Business Strategy Committee, a Risk Management Committee, a Compensation Committee, a Non-Executive Director Nomination Committee by the resolution of the Board of Directors, for the purposes of efficient operation of the Board of Directors and effective management of the Bank.

(2)	Matters regarding composition, power, operation, etc. of each committee shall be determined by the resolution of the Board of Directors.

(3)	Articles 42 and 43 shall apply mutatis mutandis with respect to the committees.

Article 45    (Remuneration and Severance Allowance for Directors and Audit Committees)

(1)	The remuneration for the Directors shall be determined by a resolution of the General Meeting of Shareholders.

(2)	The payment of severance pay for the Directors shall be in accordance with the “Regulations on Retirement Allowances for Directors”, which has been approved at the General Meeting of Shareholders.

CHAPTER VI

AUDIT COMMITTEE

Article 46    (Constitution of Audit Committee)

(1)	The Bank shall establish an Audit Committee instead of an Auditor.

(2)	The Audit Committee of the Bank shall consist of two (2) or more Non-Executive Directors and one (1) or more Standing Director(s), who are recommended by the Candidate Recommendation Committee of Article 24 of the Bank Act. The members of the Audit Committee shall be elected at the Board of Directors.

(3)	Two-thirds (2/3) of the members of the Audit Committee shall be elected from the Non-Executive Directors. Of the members of the Audit Committee, the members who are not Non-Executive Directors shall satisfy the requirements of Article 23-2 (3) of the Banking Act.

(4)	The member(s) of the Audit Committee who is the Non-Executive Director(s) shall be elected at the General Meeting of Shareholders; provided that a shareholder holding more than 3% of the Bank’s issued and outstanding shares shall not be entitled to exercise his voting rights for that excess portion at a General Meeting of Shareholders at which the member of the Audit Committee shall be elected.

(5)	In electing the member(s) who is not the Non-Executive Director(s), the largest shareholder who holds voting shares (including shares held by Specially Related Persons, shares held on account of such shareholder and his/her Specially Related Persons, shares of which voting rights have been delegated to such shareholder or his/her Specially Related Persons) more than three one hundredth (3/100) of the total voting shares of the Bank may not exercise his/her voting rights with respect to such excess shares.

(6)	The Chairman of the Audit Committee shall be elected among the Non-Executive directors by a resolution of the Audit Committee.

(7)	If the number of members of the Audit Committee does not satisfy the requirement referred to Paragraph (4) due to the death or resignation of members or any other reason, the members shall be elected to fill the vacancy at the first Ordinary General Meeting of Shareholders to be held after such occurrence so as to cause the number of members to be such prescribed number.

Article 47    (Duties of Audit Committee)

(1)	The Audit Committee shall audit Directors’ performance of their duties and may request business reports from any Director, or investigate the business and status of property of the Bank.

(2)	The Chairman of the Audit Committee shall inspect the matters listed in the agenda of, and documents submitted to, a General Meeting of Shareholders and the Chairman of the Audit Committee shall express his or her opinion whether there exists any event violating statutes or these Articles of Incorporation.

(3)	The Audit Committee may request the Board of Directors to convene the Extraordinary General Meeting of Shareholders by submitting documents stating the agenda and reasons for convening such meeting.

(4)	The Audit Committee may request business reports from any subsidiary of the Bank when it is necessary to perform its duties. In this case, if such subsidiary does not report to the Audit Committee immediately or the Audit Committee needs to verify the contents of the reports, it may investigate the status of business and the financial condition of the subsidiary.

(5)	The Audit Committee shall approve the appointment of the external auditor.

(6)	In addition to the matters referred to in Paragraphs (1) through (5), the Audit Committee shall carry out the matters delegated by the Board of Directors.

Article 48    (Audit Committee’s Record)

The Audit Committee shall record the substance and results of its audit in the Audit Committee’s record, on which the name and seal of the Audit Committee(s) who has performed such audit shall be affixed or shall be signed by such Audit Committee.

CHAPTER VII

ACCOUNTING

Article 49    (Fiscal Year)

The fiscal year of the Bank shall begin on January 1 and end on December 31 of each year.

Article 50    (Preparation and Maintenance of Financial Statements and Business Report)

(1)	The President shall prepare the following documents to be submitted to the Ordinary General Meeting of Shareholders, together with supplementary data and business reports, and have such documents audited by the Audit Committee no later than six (6) weeks before the date of the Ordinary General Meeting of Shareholders:

1.	balance sheet;
2.	statements of profit and loss; and
3.	statement of appropriation of retained earnings or statement of disposition of deficit.

(2)	The Audit Committee shall submit an audit report to the President no later than one (1) week before the date of the Ordinary General Meeting of Shareholders.

(3)	The President shall keep on file copies of the documents described in Paragraph (1) above, together with the business report and Audit Committee’s audit report thereon, at the head office of the Bank for five (5) years, and certified copies of all of such documents at the branches of the Bank for three (3) years, beginning from one (1) week before the date of the Ordinary General Meeting of Shareholders.

(4)	Immediately upon obtaining approval for the documents mentioned in Paragraph (1) above from the General Meeting of Shareholders, the President shall make a public notice of the balance sheet and the opinion of an external auditor.

Article 51    (Disposal of Profits)

The Bank shall dispose of the unappropriated retained earnings as of the end of each fiscal year as follows:

1.	earned surplus reserves;
2.	other statutory reserves;
3.	dividends;
4.	temporary reserves; and
5.	other appropriations of earned surplus.

Article 52    (Retirement of Shares)

(1)	The Bank may retire the shares within the scope of profits attributable to the shareholders by the resolution of the Board of Directors.

(2)	In order to retire the shares pursuant to Paragraph (1), the Board of Directors shall adopt the following resolutions:

1.	Types and the total number of shares to be retired;
2.	The total amount of shares to be acquired for retirement; and
3.	Acquisition period (the acquisition period shall be before the Ordinary General Meeting of Shareholders to be held first after the resolution of such retirement).

(3)	In case of acquisition of shares for the purpose of retirement pursuant to Paragraph (1), the acquisition method and amount shall be determined in accordance with the relevant laws, such as the SEA, etc.

(4)	When the shares are retired pursuant to Paragraph (1), the matters referred to in each Subparagraph of Paragraph (2) and the purpose of retirement shall be reported to the Ordinary General Meeting of Shareholders to be held first after the resolution of such retirement.

Article 53    (Dividends)

(1)	Dividends may be distributed in cash or stock.

(2)	In case the dividends are to be distributed in stock and the Bank has several classes of shares, the stock dividend distribution may be made in shares of different classes by a resolution of the General Meeting of Shareholders.

(3)	Dividends of Paragraph (1) above shall be paid to the shareholders registered in the Bank’s registry of shareholders or the registered pledgees as of the last day of each fiscal year.

Article 54    (Expiration of Right to Payment of Dividends)

(1)	The right to payment of dividends shall extinguish by prescription if not exercised within five (5) years.

(2)	The dividends, of which the right has been extinguished under Paragraph (1) above shall be kept by the Bank.

ADDENDUM

Article 1    (Effective Date)

These Articles of Incorporation shall become effective from October 31, 2001.

Article 2    (Succession of Property, Rights and Obligations)

(1)	The Bank shall generally assume any and all properties, rights and obligations under the public and private laws held by ex-Kookmin Bank and ex-H&CB (hereinafter, both banks shall be referred to as the “Dissolving Banks”).

(2)	Any and all acts conducted by the Articles of Incorporation of the Dissolving Banks shall be deemed as done so by these Articles of Incorporation.

Article 3    (Appointment of Directors)

(1)	The initial directors at the time of incorporation of the Bank shall be appointed at the General Meeting of Shareholders of the Dissolving Banks approving the merger and in accordance with the merger agreement between the Dissolving Banks.

(2)	In case of Paragraph (1), notwithstanding the provisions of Article 36, the term of office of the Non-Executive Directors and Standing Members of Audit Committee shall commence from the date of registration of merger and end on the closing of the first Ordinary General Meeting of Shareholders to be held after the enforcement of these Articles of Incorporation.

Article 4    (Employment)

Employees of the Dissolving Banks shall be deemed to be employed by the Bank at the merger date. In such case, with respect to the matters to be determined based on the employment date, the employment date shall commence from the date of the beginning of service for the Dissolving Bank.

Article 5    (Fiscal Year)

(1)	The Bank shall assume and continue to conduct the business of the Dissolving Banks.

(2)	The 1st fiscal year of the Bank shall include the business period of the Dissolving Banks of 2001.

ADDENDUM

Article 1    (The date of enforcement)

This Article of incorporation will take effect on and after March 22nd of 2002(2002/3/22).

ADDENDUM

Article 1    (The date of enforcement)

This Article of incorporation will take effect on and after March 21st of 2003(2003/3/21).